Exhibit 99.1

POINT Biopharma Reports Second Quarter 2021 Financial Results and Provides Business Update

Strengthened the Company’s balance sheet by completing the business combination with Therapeutics Acquisition Corp (“RACA”), with gross proceeds from the transaction totaling approximately $286.7 million

Completion of enrollment of the 25-patient safety and dosimetry lead-in in the Phase 3 SPLASH study to evaluate the efficacy of PNT2002 in patients with mCRPC

August 13, 2021 – INDIANAPOLIS, INDIANA – POINT Biopharma Global Inc. (NASDAQ: PNT) (the “Company” or “POINT”), a company accelerating the discovery, development and global access to life changing radiopharmaceuticals, today announced financial results for the second quarter ended June 30, 2021 and provided a business update.

“During Q2 2021, POINT listed on NASDAQ and now has $273.7 million of cash to transform POINT into a global radioligand leader,” said Dr. Joe McCann, Chief Executive Officer of POINT. "The Phase 3 trial of POINT’s lead product, PNT2002 for metastatic castration resistant prostate cancer, is progressing ahead of schedule, with patient enrollment of its safety and dosimetry lead-in completed early. PNT2002 is complemented by a healthy portfolio of other radioligands also focused on oncological indications.”

Recent Developments and Upcoming Milestones

Pipeline Updates

PNT2002: PNT2002 is the Company’s investigational 177Lu-PSMA targeted radioligand therapy. In August 2021, the Company announced the completion of enrollment of the 25-patient safety and dosimetry lead-in in the Phase 3 SPLASH study to evaluate the efficacy of PNT2002 in patients with mCRPC who have progressed on ARAT therapy and refuse or not eligible for chemotherapy. The study is a multi-center, randomized open label assessment of PNT2002 and expects to enroll a total of approximately 450 patients across North America, Europe and the UK. Patients will be randomized 2:1 with patients in arm A receiving PNT2002 and patients in arm B receiving either Abiraterone or Enzalutamide. The primary endpoint of the study is radiographic progression-free survival (rPFS). Key secondary endpoints include overall response rate (ORR), overall survival (OS), and pharmacokinetics (PK). The Company expects to report top-line data from the SPLASH study in mid-2023.

PNT2003: PNT2003 is a somatostatin-targeted radioligand therapy. The Company, through it’s licensing partner CanProbe, is currently evaluating the safety and efficacy of PNT2003 in an open-label, single-arm Phase 3 study in patients with somatostatin receptor-positive neuroendocrine tumors (NETs). The Company expects to report data from this study in the first half of 2022.

PNT2001: PNT2001 is a family of next-generation PSMA radioligands being developed for the treatment of prostate cancer. PNT2001 compounds are designed to include a linker technology that promotes increased tumor accumulation, potentially enabling lower doses of radioisotope to be used to induce a similar level of tumor killing while reducing the risk of off target toxicity. The Company expects to advance a single compound from the family and initiate IND-enabling studies for this program in 2022.

PNT2004: PNT2004 is a FAP-α targeted radioligand in preclinical development for the treatment of solid tumors. FAP-α is highly expressed on a wide range of solid tumors but absent in all other healthy tissues, offering the potential for a tumor agnostic therapy that could enable the precise treatment of a variety of solid tumors independent of tissue origin. POINT is continuing preclinical studies and expects to initiate clinical development for this program in 2022.

Tumor Microenvironment (TME) Targeting Technology: POINT’s FAP-α activated prodrug technology attempts to limit a ligand’s ability to bind with receptors on healthy cells, to prevent off-target delivery and improve therapeutic index. Currently in the pre-clinical stage, POINT’s TME Targeting Technology is sub-licensed from Avacta, who has named it pre | CISION™ (an Avacta trademark).

Corporate Updates:

Successfully closed business combination with Therapeutics Acquisition Corp., d/b/a Research Alliance Corp. I transitioning to a public company: The business combination, and concurrent PIPE financing, which closed in June 2021, resulted in gross proceeds to POINT of approximately $286.7 million. POINT now trades on the NASDAQ exchange under the ticker PNT.

Strengthened Executive Leadership Team: In June 2021, POINT appointed Dr. Myra Herrle, Ph.D., R.Ph., RAC to the Company’s leadership team as Executive Vice President of Regulatory Affairs. Dr. Herrle brings over 27 years of experience in the pharmaceutical industry in areas such as regulatory affairs and product development and will play a key role in registration strategy for both the Company’s early-stage programs and two ongoing Phase 3 trials of PNT2002 and PNT2003.

Manufacturing: In April 2021, POINT received a Materials License from the U.S. Nuclear Regulatory Commission (NRC) for the Company’s new radiopharmaceutical manufacturing facility located in Indianapolis, Indiana. This facility is on track to open in the second half of this year and will initially be used to provide supply for POINT’s Phase 3 SPLASH study.

Second Quarter 2021 Financial Results

Net Loss: Net loss was $ 8.8 million, or $0.15 net loss per share, for the quarter ended June 30, 2021, as compared to a net loss of $3.2 million, or $0.07 net loss per share, for the same period in 2020.

Research and Development Expenses: Research and development expenses were $ 6.7 million for the quarter ended June 30, 2021, as compared to $ 2.2 million for the same period in 2020, an increase of approximately 210.3%. The increase in research and development expense was primarily due to increases in (a) costs associated with our licensing agreements and related sponsored research in connection with our product candidates both pre-clinical and clinical, (b) costs incurred in clinical trials, including manufacturing and development of product candidates, (c) increased personnel costs as the Company continues to expand its research and development headcount and (d) regulatory consulting fees that are required to further advance the development of our product candidates as we advance our pipeline and grow the organization.

General and Administrative Expenses: General and administrative expenses were $ 1.9 million for the quarter ended June 30, 2021, as compared to $ 1.1 million for the same period in 2020, an increase of approximately 82.7%. The increase in general and administrative expenses was primarily due to increased (a) costs associated with legal fees relating to corporate and patent matters as well as costs incurred in relation to becoming a publicly traded company, (b) professional fees incurred for accounting, auditing, and tax, each increasing primarily in preparation of becoming a publicly traded company and (c) insurance, administrative consulting services, advertising, office expenses and other facilities expenses as the Company continues to increase the scale of its operations.

Cash and Cash Equivalents: As of June 30, 2021, POINT had approximately $273.7 million in cash and cash equivalents.

About POINT Biopharma Global Inc.

POINT Biopharma Global Inc. is a globally focused radiopharmaceutical company building a platform for the clinical development and commercialization of radioligands that fight cancer. POINT Biopharma Global Inc. is combining a portfolio of best-in-class radiopharmaceutical assets, a seasoned management team, expertise in radioisotopes such as Actinium-225 (Ac-225) and Lutetium-177 (Lu-177), manufacturing technology and novel direct-to-patient targeting to revolutionize theragnostic drug development and radioligand commercialization. Learn more about POINT Biopharma Global Inc. at https://www.pointbiopharma.com. Information about POINT Biopharma Global Inc.’s Phase 3 SPLASH trial for metastatic castrate resistant prostate cancer (mCRPC) patients can be found at https://www.splashtrial.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the benefits of the recently completed business combination, as well as statements about the potential attributes and benefits of POINT’s product candidates and the format and timing of POINT’s product development activities and clinical trials. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, the outcome of any legal proceedings that may be instituted against POINT following the closing of the business combination, the risk that the business combination disrupts current plans and operations, the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of POINT to grow and manage growth profitably and retain its key employees, the impact of COVID-19 on POINT’s business, the ability to maintain the listing of POINT’s common stock on the NASDAQ, changes in applicable laws or regulations, the possibility that POINT may be adversely affected by other economic, business, and/or competitive factors, and other risks and uncertainties, including those described in RACA’s definitive proxy statement filed with the SEC on June 9, 2021. Most of these factors are outside of POINT’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact:

Ari Shomair

VP, Corporate Affairs
media@pointbiopharma.com
(647) 812-2417

Investor Relations Contact:

Alex Lobo

Stern Investor Relations

investors@pointbiopharma.com

Unaudited Interim Condensed Consolidated Statements of Operations

(In U.S. dollars)

	For the three months ended		For the six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	$	$	$	$
Operating expenses
Research and development	6,700,862	2,159,322	10,970,160	2,544,916
General and administrative	1,949,552	1,067,333	3,414,244	2,090,997
Total operating expenses	8,650,414	3,226,655	14,384,404	4,635,913
Loss from operations	(8,650,414)	(3,226,655)	(14,384,404)	(4,635,913)

Other expenses (income)
Finance costs	(2,863)	—	(5,662)	—
Foreign currency (loss) gain	(27,599)	92,919	(34,806)	(65,413)
Total other expenses (income)	(30,462)	92,919	(40,468)	(65,413)

Loss before provision for income taxes	(8,680,876)	(3,133,736)	(14,424,872)	(4,701,326)
Provision for income taxes	(123,782)	(58,261)	(164,207)	(73,505)
Net loss	(8,804,658)	(3,191,997)	(14,589,079)	(4,774,831)

Net loss per basic and diluted common share:
Basic and diluted net loss per common share	$(0.15)	$(0.07)	$(0.26)	$(0.21)
Basic and diluted weighted average common shares outstanding	57,582,025	45,362,014	57,116,747	22,986,636

Interim Condensed Consolidated Balance Sheets

(In U.S. dollars)

	June 30, 2021 (Unaudited)	December 31, 2020
	$	$
ASSETS
Current assets
Cash and cash equivalents	273,736,820	10,546,749
Prepaid expenses and other current assets	8,071,586	1,850,346
Total current assets	281,808,406	12,397,095

Property, plant and equipment	15,654,223	9,797,400
Total assets	297,462,629	22,194,495

LIABILITIES & STOCKHOLDERS' EQUITY
Current labilities
Accounts payable	5,018,089	3,596,634
Accrued liabilities	3,145,807	1,479,041
Income taxes payable	189,370	87,882
Mortgage payable, net of debt discount	3,556,322	—
Total current liabilities	11,909,588	5,163,557

Deferred tax liability	62,719	—
Mortgage payable, net of debt discount	—	3,550,660
Total liabilities	11,972,307	8,714,217

Commitment and contingencies (note 10)

Stockholders’ equity
Common stock, par value $0.0001 per share, 430,000,000 authorized, 90,121,794 and 54,647,656 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	9,012	5,465
Additional paid-in capital	313,452,616	26,857,040
Accumulated deficit	(27,971,306)	(13,382,227)
Total stockholders' equity	285,490,322	13,480,278

Total liabilities and stockholders' equity	297,462,629	22,194,495

Unaudited Interim Condensed Consolidated Statements of Cash Flows

(In U.S. dollars)

	For the six months ended
	June 30, 2021	June 30, 2020
	$	$
Cash flows from operating activities
Net loss:	(14,589,079)	(4,774,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for income taxes	164,207	73,505
Stock-based compensation expense	1,583,702	1,215,051
Finance costs	5,662	—
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(6,221,240)	(1,473,921)
Accounts payable	1,043,073	271,388
Accrued liabilities	1,149,742	331,159
Amount due to related party within accrued liabilities	33,910	150,291
Net cash used in operating activities	(16,830,023)	(4,207,358)

Cash flows from investing activities
Purchase of property, plant and equipment	(5,856,823)	—
Net cash used in investing activities	(5,856,823)	—

Cash flows from financing activities
Issuance of shares of Common Stock in connection with exercise of warrants	20,000,000	—
Issuance of shares of Common Stock in connection with stock option exercises	450,000	11,253,754
Issuance of shares of Common Stock in connection with the business combination, net of costs incurred by RACA and direct and incremental costs paid	265,426,917	—
Net cash provided by financing activities	285,876,917	11,253,754

Net increase in cash and cash equivalents	263,190,071	7,046,396
Cash and cash equivalents, beginning of period	10,546,749	—
Cash and cash equivalents, end of period	273,736,820	7,046,396